Exhibit 99.1

B2Digital’s B2FS 138 Thrills Packed House at Dayton Convention Center with Explosive Night of MMA Action

TAMPA, FL, November 10, 2021 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is pleased to report another very successful night for the B2 Fighting Series at last weekend’s B2FS 138 in front of a packed crowd at the Dayton Convention Center in Dayton, Ohio.

Proceeds from the event totaled nearly $37k, with in-person ticket sales approaching $30k, pay-per-view ticket sales surpassing $4k, and food & beverage sales totaling nearly $4k.

Brandon ‘Hardrock’ Higdon, B2’s Matchmaker, commented: “It was standing room only this past weekend in Dayton. And the fighters delivered the goods in a series of action-packed fights that kept the full house entertained all night. In the Main Event of the evening, Jerrell Hodge chalked up his 9th win, moving him one step closer to a call up to the Show. Fight fans were also treated to one of the best female fights of the year for the B2 Fighting Series as Cierra Buxton and Delena Duong squared off the cage.”

B2FS 138 featured 16 professional and amateur fights. In the Main Event, Jerrell Hodge (9-3-0) defeated Ben Pierre-Saint (13-6-0). Cody Baker (3-0-0) may have proven he is ready for a title shot with his dominant victory over Maurice Yarbrough (3-2-0). And Liam Hamill, nephew of UFC Legend Matt “the Hammer” Hamill, scored a stunning knockout victory over Will Owens to improve to 2-0-0.

“This was a tremendous night of fights, and we can’t wait to return to Dayton next year,” stated Greg P. Bell, B2Digital CEO and Founder. “But we don’t plan on taking any time off in the meantime. In fact, we are already packing up to head to Sioux City, Iowa this weekend for another big night of fights on Saturday!”

The B2 Fighting Series will be back in action this weekend (November 13) in Sioux City for another exciting evening of top pro and amateur MMA action. For those who missed out on Saturday’s live event in Dayton, a replay is now available to watch on the B2 Fighting Series OTT Apps: Apple TV and Amazon Fire.

About B2Digital Inc.
B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The ONE More Gym Official B2 Training Facilities Network. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 12 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

The Fitness Facility segment operates primarily through the ONE More Gym Official B2 Training Facilities Network. The Company currently operates five ONE More Gym locations, with plans to continue to scale up this segment at a pace of 4-8 new locations per year. ONE More Gym locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

For more information about B2Digital, visit the Company’s website at www.B2FS.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.B2FS.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com

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